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On April 5, 2017, at 8:30 a.m., EST, Plug Power Inc., a Delaware corporation, held the following conference call with the public:

Plug Power

New Client  Announcement

April-05-2017

Confirmation #13659004

Operator:  Ladies and gentlemen, thank you for standing by.  Welcome to the Plug Power Business Update Conference Call.

At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance, please press star, zero on your telephone keypad.

It is now my pleasure to introduce your host, John Cococcia.  Please go ahead.

Mr. John Cococcia:  Thank you.  Good morning and welcome to today’s business update conference call.  This call will include forward-looking statements, including but not limited to, statements about our expectations regarding our future financial performance and about our relationship with Amazon, including the number and timing of GenKey deployments, potential revenues and the impact that such revenues will have on our overall financial performance, our ability to expand the scale of the relationship, future technology collaborations and our ability to achieve synergies in our deployment of ProGen across multiple applications.

We intend these forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  We believe that it is important to communicate our future expectations to investors.

However, investors are cautioned to not unduly rely on forward-looking statements because they involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including but not limited to, the risks and uncertainties discussed under item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ending December 31st, 2016, as well as other reports we file from time-to-time with the SEC. These forward-looking statements speak only as of the day on which these statements are made, and we do not undertake or intend to update any forward-looking statements after this call.

At this point, I would like to turn the call over to Plug Power’s CEO, Andy Marsh.

Mr. Andy Marsh:  Well, thank you, John, and good morning, everyone.  I’d like to use today’s call to highlight to investors our recent activities with Amazon.  Today, at 7 AM, we announced a significant deal for Plug Power and the entire industry regarding our partnership with the leader in internet retailing and a technology leader.

This deal consists of three parts - an opportunity for Amazon to own up to 20 percent of Plug Power based on shipments totaling $600 million US.  And over the next nine months, they will be purchasing $70 million of products and services from Plug Power.  And finally, probably what excites me the most, is the technology collaboration agreement to leverage Plug Power’s ProGen fuel cell engines.

If you’ll recall, ProGen engines are modular fuel cells designed to be applied in a variety of applications.  For example, this month, Plug Power is shipping to a Chinese vehicle supplier for qualifications in an industrial delivery van the 30 kilowatt ProGen engine.  Over the next 12 months, we’ll expect to ship 500 of these ProGen engines for that application.

But, moving back to Amazon, the engagement to Amazon really became active in the second quarter of 2016, not that we haven’t been trying for many years before that to sell to Amazon.  But, that resulted in Plug deploying the first full turn GenKey solution in the fourth quarter with them.  We were able to complete the installation in eight weeks, demonstrating to Amazon our ability to move at their speed while delivering a quality product that makes it easier to move goods to their facilities.  This led to the broader agreement that we are discussing today.

Moving to the next slide, the deal has a number of benefits.  One is the visibility it provides to us for a large potential revenue stream.  And as you know, I’ve been discussing for a number of years the value of multi-site deployment to add predictability to our business and support our ongoing efforts to reduce our product and service calls.

And the deal has been structured on favorable terms to Plug Power.  And I think this is really important to investors.  Amazon will be purchasing the equipment - no financing, cash up front.  This deal, I think, demonstrates that the company, quite honestly, has been able to overcome what we believe has been two overhangs to our stock.  One is it shows that we can be successful in a post investment tax credit world in selling our value proposition.  And two, there is no financing overhang to this deal.  And of course, the bigger opportunity is in technology collaboration.

So, before I go on, let me tell you a little bit more about the warrant structure.  Going to the next slide, the warrants are structured into two tranches at 12 percent and 8 percent.  The first 12 percent have a strike price of almost $1.19, and after an initial 2 percent grant, they will roll off after each $50 million purchase of goods by Amazon.

The second 8 percent is associated with the next $400 million of purchased goods with a strike price set based on the market price after the completion of the first $200 million of purchases.  The deal creates value for both Plug Power and Amazon and makes them a significant stakeholder as a customer and an investor.

So, in summary today, before we go to questions, I’d like to reiterate the significance of this deal to Plug Power and Amazon.  We are the company that established the first viable commercial business for mobile fuel cells.  We have over 14,000 units in the field, have done 5.7 million hydrogen fuelings and growing at 25,000 a day, more than every one of the large industrial gas companies.  And our units have ran 126 million hours.

If anyone questions the merit to this offering in the past, I would suggest they go talk to our large retail partners, Amazon and Wal-Mart, the Goliath’s of the industry.

And onto the future - as you know, Plug Power will be expanding from our present market position as just a provider of fuel cells and hydrogen systems for forklift trucks and are in the midst of what we consider a mega trend.  And those two mega trends, the electrification of vehicles and a revolution going on in distribution centers, we believe are colliding.  Distribution centers, which have been dumb with the same tools for seven years, is seeing a rapid change in technology, and fuel cell power fleet using Internet of Things is part of that revolution.  And two, for years, I’ve been pointing towards our ultimate goal of powering electric vehicles.  Forklift trucks were just the first electric vehicles that we powered but not the last.

And as I’ve stated innumerable times that the trend to electrification of vehicles is undeniable.  Electrical vehicles simplify design, long term will reduce cost, provider greater reliability and cleaner, greener environments.  And the choice for EV, and this is why Amazon chose fuel cells for their forklift trucks, we believe the choice for fuel cells over battery in the industry is undeniable because our longer run times and fast fueling.

These advantages over the next years will continue to allow Plug Power to expand, and we believe we see the industry expanding.  Just look at Toyota in the deployment of cars.  Look at the Chinese five year plan.  And I can tell you, no company in the industrial space is in a better position to leverage this growing market than Plug Power.

This deal with Amazon and our activities in China will show that there’s one company that makes the world move in the industrial market, and it’s a prime example of our leadership.  This company’s future and this industry has never been brighter, and our announcement today with Amazon is just one example.

On that note, John and I will be happy to take some questions.

Operator:  Thank you.  We’ll now be conducting a question and answer session.  If you’d like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you’d like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  Once again, that’s star, one to ask a question.  One moment please while we poll for questions.

Our first question today is coming from Eric Stine from Craig-Hallum.  Please proceed with your question.

Mr. Eric Stine:  Hi, Andy.  Hi, John.

Mr. Andy Marsh:  Good morning, Eric.

Mr. Eric Stine:  Good morning.  Congratulations on the announcement.  Just wondering maybe, could you talk about—and I know it’s early, but maybe how you envision this playing out?  I mean, that $600 million number, thoughts on maybe number of locations you’re targeting, potentially number of years?  And then, also, is there any—to get to that 600 million, is there any contribution from the—what you’re looking at in other mobility applications, or is it really just your core materials handling business?

Mr. Andy Marsh:  Eric, we envision—and I have to be sensitive to Amazon’s needs about details about their fulfillment centers.  But, you know, this is geared more towards—you know, most of the revenue we would expect to come especially initially from our fuel cell and hydrogen infrastructure offering.

As you know, and it’s in the press, Amazon has been expanding rapidly, and that, you know, I think as we spend more and more time on details of the technology collaboration, we’ll be able to expand more on the revenue opportunities associated with those deals.  So, you know, that I think paints a broad picture, but, you know, what I think is at the first nine months run rate is a good start.

Mr. Eric Stine:  Okay.  And then last question for me - just, I mean, how should we think about this in terms of your guidance?  I mean, obviously, you said you’ve been working on this some time.  You know, this may be factored into your thought process, to an extent.  I mean, is it fair to say that some of this would be upside to your guidance, or is this something that you had kind of included when you issued that?

Mr. Andy Marsh:  Let me say this, Eric.  You know, we are reviewing the guidance now.  The final details of this deal have really only been struck in the past week, and so, you know, I certainly gave this some consideration when providing guidance because I knew where we were, but I would expect on our first quarter update call that Paul and I will talk about guidance going forward.

Mr. Eric Stine:  Okay.  All right.  So, maybe a little bit of upside to that, but I guess stay tuned on that.

Mr. Andy Marsh:  Yeah.

Mr. Eric Stine:  Okay, thank you very much.

Mr. Andy Marsh:  Thank you, Eric.

Operator:  Thank you.  As a reminder, it’s star, one if you’d like to ask a question.  Our next question today is coming from Amit Dayal from Rodman & Renshaw.  Please proceed with your question.

Mr. Amit Dayal:  Thank you.  Congratulations, Andy.

Mr. Andy Marsh:  Thank you, Amit.  It’s a big win.

Mr. Amit Dayal:  Yes, yes.

Mr. Andy Marsh:  And then we’ve got to move onto the next one.  That’s part of the challenge of my job - one down, next one to come.

Mr. Amit Dayal:  Right.  I guess the next one will come from China, but I digress.

In terms of the, you know, timeline for fulfillment of this $600 million order, I don’t know if you provided any details on that, but if you could share like what your expectations are of, you know, what time period you would think this will be delivered?

Mr. Andy Marsh:  Well, I think that a good deal of that—you know, as we were successful this year, I would think that we’ll be able to get clearer visibility to the rollout post that point.  So, you know, I can’t give exact numbers today.  What I can give you today is the $70 million the next nine months is probably a good baseline.

Mr. Amit Dayal:  Okay, understood.  On the margin front, should we anticipate, you know, similar margins to what you’ve already been generating, etc., any upside or any difference in terms of margins on these sales?

Mr. Andy Marsh:  We’re pleased that this offering will allow the company to achieve its goals to reach profitability mid-next year, and this, hopefully, will be an accelerator.

Mr. Amit Dayal:  Got it.  And in terms of this technology agreement that you have, like what sort of projects or offerings do you expect to be working on?  Any color on that would be helpful, please.

Mr. Andy Marsh:  Sure.  I think when you think about electric vehicles and, you know, electric, anywhere there’s electric drive trains and range is important, and run time’s important.  And certainly, Amazon, as everyone knows, is [unintelligible] are involved in a variety of technologies in those areas.  I think there’s an opportunity for Plug Power’s ProGen solution.

Mr. Amit Dayal:  Okay.  That’s all I have.  Thank you.

Mr. Andy Marsh:  Okay.

Mr. Amit Dayal:  Thank you.

Operator:  Thank you.  As a reminder, that’s star, one if you’d like to be placed into question queue.

Our next question today is coming from Jeff Osborne from Cowen and Company.  Please proceed with your question.

Mr. Jeff Osborne:  Yeah, good morning, and congratulations from me, as well, Andy.

Mr. Andy Marsh:  Oh, thanks, Jeff.

Mr. Jeff Osborne:  I had a question just—I might have missed it, but the—did you give a sense of the units that would be associated with this, or can you just share what—are these mostly pallet jacks or ride on—?

Mr. Andy Marsh:  —Yeah, sure.  So, Jeff, you know, they are most—they’re really a—you know, and I’ve got to be sensitive about information Amazon wants to put out.  So, I would just say this for guidance - you know, it is a—if you look at, you know, what $70 million of product in hydrogen infrastructure revenue usually generates for us for the kind of sites we have, it’s in the same range.

Mr. Jeff Osborne:  Perfect.  And maybe another way of asking, Andy, is just you gave unit guidance—.

Mr. Andy Marsh:  —Okay—.

Mr. Jeff Osborne:  —You gave unit guidance for the year, but now with the visibility you have between Amazon and Wal-Mart, can you talk about, you know, in terms of that unit guidance how much you’re covered with those two key customers, which are obviously very important?

Mr. Andy Marsh:  I am—Jeff, feel very comfortable that I’m covered to be able to execute on the 2017 plan now.

Mr. Jeff Osborne:  Okay.  So, you have 100 percent—if I’m reading you right, 100 percent visibility into each of those units—?

Mr. Andy Marsh:  —I—.

Mr. Jeff Osborne:  [—Unintelligible] order on hand?

Mr. Andy Marsh:  I have 100 percent visibility, and I have work orders for all those units.

Mr. Jeff Osborne:  That’s great to hear.  Perfect.  And then, you know, of the units for this year, now with this being a cash transaction, do you have any sense, you know, as we contemplate changing our models what would be covered under a typical finance situation versus cash sales?  I assume this just is dependent on a little bit more the cash sales, but any sense of percentage—?

Mr. Andy Marsh:  —Oh—.

Mr. Jeff Osborne:  [—Unintelligible] the difference?

Mr. Andy Marsh:  That’s—Jeff, I haven’t thought—you know, over the past couple weeks, I haven’t thought of—you know, I haven’t been thinking about that as we’ve been doing the deal.  I’ve just been focused on what the transaction would look like to make it, you know, the most advantageous for us.  But, I haven’t thought—I really haven’t thought through the percentage.

Mr. Jeff Osborne:  Okay, that makes sense.  The last question I had is just I hear you on the 70 versus the 600 total potential, but just so I’m crystal clear, do you have actually a purchase order on hand for anything in calendar 2018 above and beyond the 70 million committed for the next nine months?  It just wasn’t clear to me what actually is in the 600.

Mr. Andy Marsh:  Good question, Jeff.  We do have—and just like with Wal-Mart, we have understandings—you know, we do have in hand 2017, but just like with Wal-Mart, I understand the plans beyond.

Mr. Jeff Osborne:  Excellent.  Thanks much.  Appreciate it.

Mr. Andy Marsh:  Okay.

Operator:  Thank you.  We have reached the end of our question and answer session.  I’d like to turn the floor back over to Mr. Marsh for any further or closing comments.

Mr. Andy Marsh:  Okay.  Well, I just wanted to thank everyone for joining this call, which was on quick notice today.  This is an important deal for Plug Power and the industry, and we really feel it’s an inflection point, and not just only an inflection point for our material handling business, but a real inflection point for the changes going on in distribution and for the emergence of fuel cells as being a choice for powering many electric vehicles.  So, thank you today, and be happy to talk to many of you as the day goes on.

Operator:  Thank you.  That does conclude today’s teleconference.  You may disconnect your lines at this time, and have a wonderful day.  We thank you for your participation today.

END

Additional Information about the Transactions and Where to Find It

This communication is being made in respect of the transactions between Plug Power Inc. (the “Company”) and Amazon.com, Inc. (“Amazon”), and the related issuance of a warrant, described herein. The issuance of the warrant, and the exercise thereof, with respect to shares of the Company’s common stock representing more than 20% of the Company’s shares of common stock outstanding as of the date of issuance of such warrant will be submitted to the Company’s stockholders for their approval (the “Stockholder Approval”). In connection with any meeting of the Company’s stockholders at which the Stockholder Approval is sought, the Company intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) that will include a proposal relating to the Stockholder Approval. This communication does not constitute a solicitation of any vote or proxy from any of the Company’s stockholders. Investors are urged to read the Proxy Statement carefully and in its entirety when it becomes available and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the Proxy Statement, because they will contain important information about the transactions between the Company and Amazon, the issuance of the warrant and the proposal relating to the Stockholder Approval. The Proxy Statement will be mailed to the Company’s stockholders. In addition, the Proxy Statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the Proxy Statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of the Company’s website, www.plugpower.com, or by directing a written request to Plug Power Media & Investor Relations, 968 Albany Shaker Road, Latham, New York 12110 or at tel: (518) 738-0269 or email: media@plugpower.com.

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Stockholder Approval. Information about the Company’s directors and executive officers is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 10, 2017. Additional information regarding these persons and their interests in the transactions will be included in the Proxy Statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about the Company’s expectations regarding the number and timing of GenKey deployments with Amazon, the potential revenues to be received pursuant to the Company’s agreements with Amazon and the impact such revenue will have on the Company’s financial performance, the Company’s ability to expand the scale of its relationship with Amazon, future technology collaboration between the Company and Amazon, the Company’s ability to achieve synergies in its deployment of ProGen across multiple applications, and the Company’s overall future financial performance, including without limitation, future revenue and gross margin. Investors are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that the Company will not obtain the Stockholder Approval that may be required with respect to the equity arrangements expressed in the agreements with Amazon; the risk that the anticipated benefits of the agreements with Amazon will not be realized when expected, or at all; the possibility that Amazon may terminate its agreements with the Company; the effect of the announcement or pendency of the transactions contemplated by the agreements with Amazon; the risk that the Company continues to incur losses and might never achieve or maintain profitability; the risk that the Company will need to raise additional capital to fund its operations and such capital may not be available; the risk that the Company’s lack of extensive experience in manufacturing and marketing products may impact its ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or be converted to revenue, in whole or in part; the risk that a loss of one or more of the Company’s major customers could result in a material adverse effect on the Company’s financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of the Company’s common stock; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls; the Company’s ability to attract and maintain key personnel; the risks related to the use of flammable fuels in the Company’s products; the risk that pending orders may not convert to purchase orders, in whole or in part; the cost and timing of developing, marketing and selling the Company’s products and the Company’s ability to raise the necessary capital to fund such costs; the Company’s ability to obtain financing arrangements to support the sale or leasing of its products and services to customers; the Company’s ability to achieve the forecasted gross margin on the sale of its products; the cost and availability of fuel and fueling infrastructures for the Company’s products; the risk of elimination of government subsidies and economic incentives for alternative energy products; market acceptance of the Company’s products and services, including GenDrive units; the Company’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for the Company’s products; the Company’s ability to develop commercially viable products; the Company’s ability to reduce product and manufacturing costs; the Company’s ability to successfully market, distribute and service its products and services internationally; the Company’s ability to improve system reliability for its products; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the Company’s ability to protect its intellectual property; the cost of complying with current and future federal, state and international governmental regulations; the risks associated with potential future acquisitions; the volatility of the Company’s stock price; and other risks and uncertainties referenced in the Company’s public filings with the SEC.

For additional disclosure regarding these and other risks faced by the Company, see disclosures contained in the Company’s public filings with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information.